Exhibit 10.23

January 19, 2022

Mr. Benjamin J. Topercer

Dear Mr. Topercer:

Offer and Position
We are very pleased to extend an offer of employment to you for the position of Executive Vice President and Chief Human Resources Officer (EVP & CHRO) of Enerpac Tool Group Corp., a Wisconsin corporation (the "Company"). This offer of employment is conditioned upon your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.
Duties
In your capacity as EVP & CHRO, you will be responsible for providing HR business partner support to the CEO and Enerpac Tool Group Leadership Team; establishing a comprehensive HR strategy; facilitating on-going change in the organization; supporting the overall strategy execution and transformation program implementation; creating and executing a talent management strategy, including succession planning and leadership development programs; championing a rigorous performance management system; sponsoring a robust DE&I program; overseeing the Company's safety organization globally; leading employee compensation, benefits, total rewards, and the executive compensation program; serving as a liaison to the Board's compensation committee; and for other such duties as may be assigned to you from time to time. You will report directly to Paul Sternlieb, the Company's President and Chief Executive Officer ("CEO").
You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company's interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets, and, with the prior approval of the Board, serving on other boards of directors.
Start Date
Subject to satisfaction of all the conditions described in this letter, your anticipated start date is February 14, 2022 ("Start Date").
Base Salary
In consideration of your services, you will be paid a base salary at a rate of $340,000 per year, subject to review annually, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.
Annual Bonus
You will participate in the fiscal 2022 bonus program and will have an opportunity to earn a prorated (pro-rated from Jan 1, 2022 through the end of fiscal year 2022) cash bonus based on the achievement of the performance objectives established by the Board for our senior executive team members. For fiscal 2022, your annual target cash bonus will be 50% of your base salary.
Equity Grants (LTI)
On your Start Date or the first open window under the Company's insider trading policy, you will be granted an equity award of Restricted Stock Units with a grant date fair value of $700,000. The Restricted Stock Units will vest in equal annual installments over a three-year period subject to continued employment.
Your typical annual equity award will have an aggregate grant date fair value of $225,000 and will take the form of 50% Restricted Stock Units and 50% Performance Shares. The Performance Shares are generally granted in or around October, and Restricted Stock Units are generally granted in or around January, consistent with the Company's normal schedule for equity award grants to senior executive officers. Given your Start Date and our normal equity award cycle, for fiscal year 2022 you will receive an additional Restricted Stock Unit grant with grant date fair value of $112,500 upon your Start Date. You will then participate in the normal equity award cycle beginning in the October timeframe.
Each equity grant will be priced based on the closing market price of the Company's stock on that award's grant date and will be subject to the terms and conditions of the Enerpac Tool Group Corp. 2017 Omnibus Incentive Plan (as amended and restated on November 9, 2020) and the specific award agreement for the grant.
Future Compensation
Adjustments for each full year of employment beginning in fiscal 2023, your salary, target bonus, and grant date fair value of any equity award will be determined by the CEO and Board in their discretion. Your next availability for a base salary merit increase will be January 2023.
Signing Bonus
You will be paid a signing bonus of $185,000. Should you voluntarily terminate (except for Good Reason as defined in the Company's Senior Officer Severance Plan (the "Senior Officer Severance Plan"), Article 1-Definitions) your employment with the Company prior to the one-year anniversary of the Payment Date, you agree to repay the full signing bonus. If you voluntarily terminate (except for Good Reason as defined in the Senior Officer Severance Plan, Article 1-Definitions) your employment with the Company after the first anniversary of the Payment Date but prior to the second anniversary of the Payment Date, then you agree to repay 50% of the signing bonus. If you are obligated to repay the signing bonus, you agree to do so within 30 days following your termination. You hereby authorize the Company to immediately offset against and reduce any amounts otherwise due to you upon termination for any amounts in respect of your obligation to repay the signing bonus.
Relocation
As you live locally, the company will not be providing any relocation assistance or relocation allowance. However, should you wish to relocate within 18 months of your Start Date, we will review options for potential relocation assistance at the Company's discretion.
Additionally, the Company will permit you to process one night per week of reasonable hotel costs for your first year of employment when you are working late in the Menomonee Falls office.
Benefits and Perquisites
You will be eligible to participate in the employee benefit plans and programs generally available to the Company's senior executives, including group medical, dental, vision and life insurance, subject to the terms and conditions of such plans and programs. You will be entitled to paid vacation (20 days per calendar year, initially) in accordance with the Company's policies in effect from time to time. You also will be entitled to the fringe benefits and perquisites available to other senior executive officers of the Company, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company reserves the right to amend, modify, or terminate any of its benefit plans or programs at any time and for any reason.
Change in Control Agreement and Severance Plan
Effective on commencement of your employment you will be eligible for a Change in Control Agreement, similar in form to those in place for the Company's other executive officers. Additionally, you will be eligible to participate in the Company's Senior Officer Severance Plan.
Withholding
All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.
Stock Ownership Requirements
As an EVP of the Company, you will be required to comply with the Company's stock ownership requirements applicable to executive officers, which require the EVP to maintain stock ownership equal in value to at least three times base salary within five years of the Start Date.

At-will Employment
Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.
Clawback
Any amounts payable hereunder are subject to the Enerpac Tool Group Executive Incentive Compensation Recoupment Policy (as it may be amended from time to time). The Company will make any determination for clawback or recovery in its sole discretion and in accordance with such policy and any applicable law or regulation.
Governing Law
This offer letter shall be governed by the laws of Wisconsin, without regard to any state's conflict of law principles.
Contingent Offer
This offer is contingent upon: a) verification of your right to work in the United States, as demonstrated by your completion of an t-9 form upon hire and your submission of acceptable documentation (as noted on the 1-9 form) verifying your identity and work authorization within three days of your Start Date, and b) completion of your background check and drug screening with results satisfactory to the Company.
Representations
By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, nonsolicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.
If you have any questions about the above details, please contact me. If the foregoing is acceptable, please sign below and return this letter to me. This offer is open for you to accept until January 20, 2022, at which time it will be deemed to be withdrawn.
Yours sincerely,

ENERPAC TOOL GROUP CORP.

By:	/s/ James Denis
James Denis, Acting General Counsel
Acceptance of Offer
I have read, understood, and accept all the terms of the offer of employment as set forth in the foregoing letter. t have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties (including the Senior Officer Severance Plan to the extent inconsistent with this letter), both written and oral, with respect to the subject matter of this letter.

By:	/s/ Benjamin J. Topercer	Date:	01/19/2022
Benjamin J. Topercer